Exhibit 10.5

[ECLIPSYS(R) LOGO]

May 5, 2002

Mr. Paul Ruflin

7521 Chelsea Lane
Gates Mills, Ohio 44040

Dear Paul:

We are pleased to confirm our offer for you to join us as the Chief Executive Officer (CEO) of Eclipsys. If the position of President is vacated, you will become the President and CEO. In this capacity you will be reporting to the board of directors. You will be appointed to the Board of Directors at its first regularly scheduled meeting after you join Eclipsys full time. Your base rate of compensation will be $28,846.15 paid bi-weekly, or an annualized base salary of $750,000. Your base salary will not be decreased during the first two years of employment.

You will also be eligible to participate in the Eclipsys Executive Compensation Program. This plan is similar in format and structure to prior years. As a participant in this program your annual incentive compensation would be $250,000 at target. Your target amount will not be reduced during the first two years of your employment. A copy of the 2002 plan and the targeted performance for the CEO and other senior executives is attached.

You will participate in the ownership of the Company and its future growth through participation in the Eclipsys Corporation Stock Plan, including a stock grant of 150,000 shares. This grant will vest over 5 years with the initial vesting being at the end of 12 months from the date of grant (20% released). After this initial period the grant will vest monthly for the next 48 months. The date of the initial grant will be your full time start date. You will be eligible for future awards in accordance with the terms of the Stock Plan.

Additionally, you will participate in the Eclipsys Corporation Stock Plan by receiving options to purchase shares of Eclipsys stock at a price to be determined when you become a full time employee of the company. The options will be at fair market value on the day of issue. The stock option award will be for 850,000 shares vesting over 5 years. The initial vesting date for these options is at the end of one year from the date of award (20% vests) then monthly thereafter for the next 48 months. The date of issue will be your full time start date. You will be eligible for future awards in accordance with the terms of the Stock Plan.

As we agreed, you will work to obtain a residence in Florida near our corporate headquarters. For a period of time, until your family can reside conveniently with you in this residence, you will travel as needed to be available to lead the Eclipsys team, particularly its executives, in their day to day activities, to meet with customers, prospects and investors at the headquarters and elsewhere as needed to insure the continued growth and success of Eclipsys. When you are able to relocate, the Company will pay all reasonable and customary costs associated with the relocation of your residence and family to Florida.

You will be entitled to severance benefits in the event your employment is terminated other than for cause or a voluntary termination, and you will participate in any existing or future plans or programs of deferred or supplemental compensation that are available to executives. You will be entitled to a severance benefit of 18 months of base pay, target bonus, and benefits unless a greater benefit is provided under an existing or future executive severance program, or employment agreement between you and the Company. Additionally, you will be entitled to a severance benefit of 12 months of continued vesting of stock grants and options awards during the severance period.

As an Eclipsys employee, you will also be eligible to participate in the Company’s employee benefit program including life and disability insurance, hospitalization and major medical and dental coverage effective on the first day of the month following your date of hire. You will have an opportunity to participate in the Eclipsys Corporation 401(k) and Employee Stock Purchase Plans in accordance with the plans’ entry and participation requirements.

You will also be receiving written confirmation of stock and option grants in accordance with the Stock Plan upon your commencement of full time employment.

1750 Clint Moore Road, Boca Raton, FL 33487
phone 561.322.4321   fax 561.322.4320   info@eclipsys.com

We are very excited and pleased about your joining Eclipsys. I look forward to working with you and transferring the leadership of the company to you.

It is anticipated that you will commence full time employment during the month of July or as soon as convenient for you and your family.

Welcome aboard,

/s/ HARVEY J. WILSON

Harvey J. Wilson
Chairman
For the Board of Directors

/s/ PAUL RUFLIN

Paul Ruflin